EXHIBIT 1(g)

MASTER INSTITUTIONAL MONEY MARKET LLC

Certificate of Amendment of

Designation of Class

The undersigned, the Secretary of Master Institutional Money Market LLC, a Delaware limited liability company (the “Company”), certifies that pursuant to and in accordance with a resolution adopted by all of the members of the Board of Directors of the Company at a meeting duly called and held on July 28, 2015, pursuant to Article V of the Limited Liability Company Agreement of the Company, dated June 15, 2007, the designation (the “Designation”) for each of the Company’s classes of interests named below are hereby amended to change the designation of each class in accordance with the following:

Current Class Designation	New Class Designation
Master Institutional Portfolio	Master Government Institutional Portfolio
Master Premier Institutional Portfolio	Master Premier Government Institutional Portfolio

The name changes shall become effective on January 4, 2016.

In all other respects, the Designations shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned has signed this instrument and has caused it to be lodged among the records of the Company as of this 22nd day of December, 2015.

/s/ Benjamin Archibald
Benjamin Archibald
Secretary